Exhibit 99.1

NEWS RELEASE

American to Present At The Rodman & Renshaw Annual Global Investment Conference

Denver, September 4, 2009 — American Oil & Gas, Inc. (NYSE-AMEX: AEZ), an oil and natural gas exploration and production company with operations primarily focusing on the Bakken and Three Forks formations in the Williston Basin of North Dakota and the Frontier, Niobrara and Mowry formations in the Powder River Basin of Wyoming, is scheduled to present at the Rodman & Renshaw Annual Global Investment Conference in New York City on Wednesday, September 9, 2009 at 9:35 am ET. The presentation will be webcast live and will be available for 90 days thereafter at http://www.wsw.com/webcast/rrshq15/aez.  This link will also be posted on the home page of American’s website.

American Oil & Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas, Inc. is available via the Company’s website at www.americanog.com.

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This release and the Company’s website referenced in this release may contain forward-looking statements regarding American Oil & Gas Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, the Company’s dependence on future drilling success to produce revenues, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas Inc. and does not necessarily include the views of any other person or entity.

Contact:
Andrew Calerich, President	Neal Feagans, Investor Relations
303.991.0173 Fax: 303.595.0709	Feagans Consulting, Inc
1050 17th Street, Suite 2400 - Denver, CO 80265	303.449.1184